EXHIBIT 99.1

FOR IMMEDIATE RELEASE

August 24, 2021

TWIN VEE POWERCATS REPORTS SECOND QUARTER 2021

OPERATIONAL HIGHLIGHTS AND FINANCIAL RESULTS

FORT PIERCE, FLORIDA / ACCESSWIRE / August 24, 2021 – Twin Vee PowerCats Co. (Nasdaq: VEEE), (“Twin Vee” or the “Company”) a designer, manufacturer, distributor, and marketer of recreational and commercial power catamaran boats, today reported operational highlights and financial results for the second quarter of fiscal 2021.

“We are excited to close out the first half of the year on a positive note, reporting a 92% increase in our second quarter revenue over the prior year,” said Joseph Visconti, CEO of Twin Vee PowerCats Co. “We continued to strengthen our performance in the second quarter thanks to robust demand for our recreational power catamarans as well as the impressive execution of our team to manage component shortages and other supply chain constraints. With the completion of our IPO on July 22, 2021, we have significantly strengthened our balance sheet and are moving forward with an aggressive schedule to roll-out our 34 foot and 40 foot gas-powered models, our two Twin Vee Electric models and our electric outboard motor propulsion system. We expect the 34 gas-powered model to be the first to roll out, starting in the fourth quarter of 2021, and that our 400 GFX will roll-out in Q1 of 2022.”

“We are also looking forward to presenting our new 34-foot boat, our 340 GFX model, on October 28, 2021 at the Fort Lauderdale Boat Show at the Bahia Mar Yachting Center. The 340 GFX is the first of two new larger models we plan to bring to market. At 34-feet in overall length and an 11-foot beam, the 340 GFX with its twin gas-powered outboard motors can provide up to 800 horsepower,” said Visconti. “We are also very encouraged by the recent favorable reviews of our boats in the trade press, such the recent review of our 280 Center Console GFX in the August 2021 issue of the magazine Rudow’s FishTalk. “The Best Riding Boats on the Water” is not just the Company’s slogan, it’s our mission.”

Sales: Twin Vee’s sales for the three months ended June 30, 2021 and 2020 were $3,297,571 and $1,720,604 respectively. Twin Vee’s sales for the six months ended June 30, 2021 and 2020 were $6,505,214 and $4,387,461 respectively. These results represent a $1,576,967, or 92%, increase for the three months ended June 30, 2021 and a $2,117,753, or 48%, increase for the six months ended June 30, 2021. The large increase in revenue is attributed to a strengthening economy during the first half of 2021 compared to the first half of 2020 when we were impacted significantly by COVID-19. During the six months ended June 30, 2021, sales to dealers were strong, however they have been impacted by a shortage of key components, primarily motors. As we moved into the 3rd quarter of 2021 we have seen an improvement in our supply chain.

Gross profit: Twin Vee’s gross profit for the three months ended June 30, 2021 and 2020 were $1,316,144 and $695,448 respectively. Twin Vee’s gross profit for the six months ended June 30, 2021 and 2020 were $2,804,050 and $1,864,682 respectively. For the three months ended June 30, 2021 gross profit increased $620,696, or 89% and $939,368, or 50%, increase for the six months ended June 30, 2021. Gross margin for the three months ended June 30, 2021 was 40%, compared to 40% for the same period in fiscal 2020. Gross margin for the six months ended June 30, 2021 was 43% compared to 43% for the same period in fiscal 2020.

Net Income (Loss): Net income for the three months ended June 30, 2021 and 2020, were $50,851 and $(23,524) respectively, a $74,375, or 316% increase for the three months. Net income for the six months ended June 30, 2021 and 2020 were $182,800 and $55,132, respectively, a $127,668, or 232% increase for the six months.

Net Income (Loss) per Share: Net income per basic and diluted share for the second quarter of fiscal 2021 was $0.01, compared to a loss per basic and diluted share of $(0.01) for the same period in fiscal 2020. Net income per basic and diluted share for the first six months of fiscal 2021 was $0.05, compared to income per basic and diluted share of $0.01 for the same period in fiscal 2020.

As a result of the completion of our IPO on July 22, 2021, Twin Vee has approximately $15,500,000 in cash.

	June 30,	December 31,
	2021	2020
Cash	$406,642	$891,816
Current assets	$2,899,841	$1,834,942
Total assets	$6,312,615	$4,504,566
Current liabilities	2,044,221	1,440,067
Total liabilities	$4,580,975	$2,955,726
Stockholder’s equity	$1,731,640	$1,548,840

	Three Months Ended
	June 30,
	2021	2020
Net sales	$3,297,571	$1,720,604
Cost of products sold	$1,981,427	$1,025,156
Gross profit	$1,316,144	$695,448
Operating expenses	$1,433,077	$696,272
(Loss) income from operations	$(116,933)	$(824)
Other income (expense)	$167,784	$(22,700)
Net income (loss)	$50,851	$(23,524)
Basic and dilutive income per share of common stock	$0.01	$(0.01)
Weighted average number of shares of common stock outstanding	4,000,000	4,000,000

	Six Months Ended
	June 30,
	2021	2020
Net sales	$6,505,214	$4,387,461
Cost of products sold	$3,701,164	$2,522,779
Gross profit	$2,804,050	$1,864,682
Operating expenses	$2,766,221	$1,726,470
Income from operations	$37,829	$138,212
Other expense	$(144,971)	$83,080
Net income	$182,800	$55,132
Basic and dilutive income per share of common stock	$0.05	$0.01
Weighted average number of shares of common stock outstanding	4,000,000	4,000,000

Conference Call

Twin Vee will hold a conference call today, Tuesday, August 24, 2021, at 10:00 a.m. (Eastern). The dial-in information for the call is as follows, 1-888-203-3485. Participants are asked to dial in 15 minutes before the start of the call to register. The call will also be webcast over the Internet at https://secure.confertel.net/tsRegisterD.asp?course=9131101

About Twin Vee PowerCats Co.

Twin Vee is a designer, manufacturer, distributor, and marketer of recreational and commercial power catamaran boats. Founded in 1996, the Company has been an innovator in the recreational and commercial power catamaran industry. The Company currently has eleven (11) gas-powered models in production raging in size from its 24-foot, dual engine, center console to its newly designed 40-foot offshore 400 GFX. The Company’s twin-hull catamaran running surface, known as a symmetrical catamaran hull design, adds to the Twin Vee ride quality by reducing drag, increasing fuel efficiency, and offering users a stable riding boat. Twin Vee’s home base of operations is a 7.5-acre facility in Fort Pierce, Florida. Learn more at https://twinvee.com/. Twin Vee is one of the most recognizable brand names in the power catamaran category and is known as the “Best Riding Boats on the Water™.”

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding moving forward with an aggressive schedule to roll-out 34 foot and 40 foot gas-powered models, two Twin Vee Electric models and an electric outboard motor propulsion system, plans to roll out our 34 foot gas-powered model in the fourth quarter of 2021 and our 400 GFX in Q1 of 2022, and presenting our 340 GFX model, on October 28, 2021 at the Fort Lauderdale Boat Show at the Bahia Mar Yachting Center. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to bring its new boat models and electric outboard motor propulsion system to market as planned, the duration and scope of the COVID-19 outbreak worldwide, including the impact to supply chains and state and local economies, and the risk factors described in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

CONTACT:
Glenn Sonoda
investor@twinvee.com
(772) 429-2525

SOURCE: Twin Vee PowerCats Co.